Exhibit 10.5

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (“Agreement”) is entered into as of the 14th day of March, 2023 (“Effective Date”), by and between MULLEN TECHNOLOGIES, INC. (“Mullen”), a California corporation, and QIANTU MOTOR (SUZHOU) LTD., a limited liability company registered in the Peoples Republic of China, and QIANTU MOTOR USA, INC., a California corporation (individually and together, “Qiantu”). Qiantu and Mullen may be individually referred to as a “Party” and collectively referred to as the “Parties”.

WITNESSETH:

WHEREAS, Qiantu owns or controls certain intellectual property rights pertaining to the electric high performance sports car known as the “Qiantu K-50,” and Qiantu desires to collaborate with Mullen in order to manufacture and sell the Qiantu K-50; and

WHEREAS, Mullen is a licensed electric vehicle manufacturer that is in the business of, among other things, providing engineering support, assembling, and distribution of high performance electric vehicles;

WHEREAS, in or about May 2019, the Parties entered into an Exclusive Cooperation and Vehicle Assembly Agreement. Subsequently, in July 2019, the Parties replaced and superseded that agreement with a new agreement (“Final Agreement”);

WHEREAS, a dispute subsequently arose related to the Final Agreement and, as a result, Mullen filed a complaint in the United States District Court for the Southern District of California, Case No. 19-CV-1979-W-AHG (the “Lawsuit”).  Upon motion by Qiantu, the Lawsuit was dismissed without prejudice so that the Parties could pursue their respective claims in arbitration.  On February 16, 2021, Mullen filed an arbitration demand against Qiantu with the American Arbitration Association as claim No. 01-21-0001-8991 and Qiantu counterclaimed against Mullen (hereafter, the “Arbitration”);

WHEREAS, Mullen and Qiantu desire to enter into this Agreement to settle all claims/disputes between them with respect to the Final Agreement, the Lawsuit, and the resulting Arbitration, as well as establish an agreement whereby Mullen will be the exclusive assembler, manufacturer, and retailer of the Qiantu K-50 in accordance with the IP Agreement attached as Exhibit 1;

NOW, THEREFORE, in consideration of the premises and the covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.01As used in this Agreement, the following capitalized terms shall have the following meanings:

(a)

“Claims” shall mean any and all actions, causes of action, suits, debts, sums of money, accounts, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, claims and demands, of every kind, nature or description, whether known or unknown, fixed or contingent, in law, or equity, that either Party ever had, now has, or might have, upon or by reason of any matter, cause or thing whatsoever arising from, referring to, or any manner relating to the Lawsuit, the Arbitration, the Final Agreement or the Parties’ business relationship prior to the execution of this Agreement.

(b)	“Days” shall mean calendar days.
(c)	“IP Agreement” shall mean the Intellectual Property and License Agreement attached hereto as Exhibit 1.
(d)

“Person” shall mean an individual, corporation, partnership, trust, business trust, association, joint-stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

(e)	“Third Party” shall mean any Person other than the Parties and their respective parents, subsidiaries and affiliates.
(f)

Certain Additional Definitions. As used in this Agreement, “herein,” “hereunder” and “hereof” shall refer to this Agreement as a whole, and “including” shall mean “including but not limited to” and “including, without limitation.”

All other capitalized terms not defined herein shall have those meanings ascribed to them by the context or the reference of the sentences in which such term appears.

ARTICLE II

SETTLEMENT OF LITIGATION

2.01Mullen shall pay, or cause to be paid, to Qiantu $6,000,000.00 USD for settlement and release of all Claims that the Parties have or may have against each other and for the privilege of entering into the IP Agreement attached hereto. Within 48 hours after complete execution of this Agreement, Mullen shall wire $6,000,000.00 USD to the Dickinson Wright PLLC Client Trust Account according to instructions provided by Counsel for Qiantu.  This payment shall be for the benefit of Qiantu and in partial consideration for the settlement of the Lawsuit and resulting Arbitration. Should payment not be received, this Agreement shall be null and void and the Arbitration shall resume and the Release shall be of no effect.  Once paid, the $6,000,000 payment shall not, under any circumstances, be voidable, refundable, returnable, or subject to a “claw-back” by Mullen or any party named in the IP Agreement, for any reason.  To avoid any doubt, this payment shall not be returned to anyone for any reason, including breach of any future obligations by Qiantu, but the Release shall be forever binding on the Parties.  The $6,000,000 payment shall not be construed as a condition subsequent to any future obligations in this Agreement or the IP Agreement, other than execution of the Agreements.

2.02As further consideration for the settlement of the Lawsuit and the Arbitration comprehended by this Agreement, Qiantu and Mullen shall become parties to the IP Agreement attached as Exhibit 1 hereto. Both agreements shall be executed concurrently and are a prerequisite to the $6,000,000 payment referenced above.

2.03Following receipt of payments under Articles 2.01 and 2.02, the Parties shall both file a stipulated dismissal of their claims with the American Arbitration Association to dismiss the Arbitration within ten (10) days of said payment.

2.04Mullen shall file a motion for dismissal with the Southern District of California to dismiss with prejudice the Lawsuit filed against Qiantu within ten (10) days of the payment under Article 2.01.

2.05Release.  In consideration of the agreements, conditions, and releases contained herein and the settlement of the Arbitration and Lawsuit between the Parties, and for other good and valuable consideration, as of the Effective Date, each Party for itself and each of its respective affiliates, predecessors, successors, and assigns fully, finally, and forever hereby releases and discharges forever the other Party from any and all Claims, causes of action, suits, liabilities, damages, judgments, costs, expenses, losses, or other obligations, whatsoever, known or unknown, asserted or unasserted, in law or equity, from the beginning of the world to the Effective Date, arising out of the Final Agreement, the Parties’ business relationship, or any acts, facts, omissions or matters that are or could have been part of the Arbitration and Lawsuit, except with respect to the rights and obligations of the Parties under this Agreement.

It is the intention of the Parties to fully, finally, and forever release one another from the Claims released by this Article II.  The Release contained in this Article II, Section 2.05 will be and remain in effect notwithstanding the discovery subsequent to the Effective Date of any presently existing fact, and further, mistakes of fact or law will not constitute grounds for modification, avoidance, or rescission. The foregoing Release will not apply to any claims that arise from any breach of any representation, or future obligation or other term or condition of this Agreement.

2.06The Parties agree to rescind and terminate and/or rescind any prior agreements, including but not limited to the Final Agreement, and/or any promises or commitments, written or oral, made by or between the Parties at any time, for the purpose of avoiding any confusion as to the Release agreed to herein.

ARTICLE III

CONFIDENTIALITY AND DISCLOSURE

3.01Public Announcements. The Parties shall announce the existence of this Agreement in a mutually agreeable press release or otherwise within thirty (30) days of the Effective Date,

unless otherwise required by law. However, under no circumstances shall any Announcement be made before the payment under Article 2.01 is made in accordance with this Agreement and the Arbitration and Lawsuit are dismissed as described herein (“Minimum Wait Period”). The mutually agreed to press release shall not disclose the financial terms of the Agreement. Notwithstanding the foregoing, Qiantu acknowledges that Mullen is required under SEC guidelines to report any entry into a Material Definitive Agreement within 72 hours. As such, Qiantu acknowledges and agrees that Mullen will be filing an 8K with the SEC describing all material terms of the Settlement and will be filing the Settlement agreements in their entirety as exhibits to the filing.  As such, Mullen will be entitled to disclose all aspects of the settlement.  in immediate S.E.C. filings and company earnings calls. After expiration of the Minimum Wait Period, Qiantu also agrees that Mullen shall also be entitled to release a public disclosure that it has been granted a license for the IP for the Qiantu K-50 for the United States, Canada, Mexico and all of South America (the “Territory”). Mullen shall also be entitled to disclose that as part of the license, Mullen may re-brand the identity of the Vehicle(s) in the Territory as the Mullen GT and the Mullen GTRS.

3.02During the Term and thereafter, except as otherwise provided in Section 3.01 or elsewhere of this Agreement, neither of the Parties hereto shall disclose any terms or conditions of the Agreement or the IP Agreement, or performance thereunder, to any Third Party without the prior consent of the other Party except (i) as required by SEC regulations, (ii) its auditors, attorneys, accountants, insurance carriers and Affiliates, (iii) as required by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (iv) in connection with a change in control or financing; and the Party making any such disclosure in case (i), (ii), (iii) or (iv) shall seek reasonable safeguards to maintain the confidentiality of the disclosure. The foregoing shall not otherwise prevent disclosure of (A) information that is now in the public domain or subsequently enters the public domain as contemplated by this Agreement or by publication or otherwise through no action or fault of the other Party; (B) information that is known to either Party without restriction, prior to receipt from the other Party under this Agreement, from its own independent sources as evidenced by such Party’s written records, and which was not acquired, directly or indirectly, from the other Party; (C) information that either Party receives from any Third Party reasonably known by such receiving Party to have a legal right to transmit such information, and not under any obligation to keep such information confidential; and (D) information independently developed by either Party’s employees or agents provided that either Party can show that those same employees or agents had no access to the confidential information received hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.01Mutual Representations. Each Party hereby represents and warrants to the other Party as follows:

(a)

Corporate Existence and Power. Such Party (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and (b) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted.

(b)

Authorization and Enforcement of Obligations. Such Party (a) has the power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder and (b) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

(c)

No Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with the Agreement and the performance hereof have been obtained.

(d)

No Conflict. The execution and delivery of the Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, and (b) do not conflict with, or constitute a default under, any of its contractual or other obligations of it.

ARTICLE V

TERM AND TERMINATION

5.01Term. This Agreement shall be effective beginning on the Effective Date and shall remain in effect indefinitely. The term of the IP Agreement shall be as stated therein, the Parties agreeing that the IP Agreement is a stand-alone agreement and that only entry into that IP Agreement by the Parties is contemplated by this Agreement.

5.02Effect of Expiration or Termination. Expiration or termination of the Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and all terms of this Agreement which by their nature extend beyond its termination remain in effect until fulfilled and apply to respective successors and assigns.

ARTICLE VI

FORCE MAJEURE

6.01No Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or other Party. This provision shall not apply to payment obligations.

ARTICLE VII

MISCELLANEOUS

7.01 Notices. Any consent, notice or report required or permitted to be given or made under the Agreement by one Party to the other Party shall be in writing, delivered personally or by electronic mail (and promptly confirmed by personal delivery, first class mail, courier or internationally-recognized delivery service), and addressed to the other Party at the address indicated above, or to such other address as the addressee shall have last furnished in writing to addressor, with copies to their respective attorneys:

If to Qiantu:	Dickinson Wright, LLC 350 S. Main Street, Suite 300 Ann Arbor, MI 48104 Attention: Mark V. Heusel mheusel@dickinson-wright.com
If to Mullen:	Miltner & Menck, APC 402 W. Broadway, Suite 960 San Diego, CA 92101 Attention: William Miltner bill@miltnerlaw.com

Except as otherwise provided in the Agreement, such consent, notice or report shall be effective upon receipt by the addressee.

7.02Non-Disparagement. Each Party agrees that from and after the Effective Date such Party will not directly or indirectly engage in any conduct that involves the making or publishing (including through electronic mail distribution or online social media) of any written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or good will of the other Party or their respective management, officers, employees, independent contractors or consultants. Notwithstanding the foregoing, the provisions of this Section 7.02 shall not restrict any Party from providing truthful testimony or information in response to a subpoena or investigation by a governmental authority or in connection with any legal action by such Party against the other Party under this Agreement that is asserted by such Subject Party in good faith.

7.03Governing Law. The Agreement shall be governed by and construed in accordance with the laws of California, without regard to the conflicts of law principles thereof, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods. Each Party hereby consents to the personal jurisdiction of California, acknowledges that venue is proper in any state or Federal court in California, agrees that any action arising out of or related to this Agreement must be brought exclusively in a state or federal court in California and waives any objection it has or may have in the future with respect to any of the foregoing.

7.04Waivers and Amendments. No change, modification, extension, termination or waiver of the Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto. Failure of any Party to this Agreement to insist in any one or more instances upon the performance of any of the terms, covenants or conditions of this Agreement or to exercise any right hereunder shall not be construed as a waiver of or relinquishment of the future performance of any such term, covenant or condition or the future exercise of such right, or of the performance of any other term, covenant or condition of this Agreement, and the obligation of the respective Parties with respect to such future performance shall continue in full force and effect.

7.05Enforceability.  In the event any one or more of the provisions of this Agreement shall for any reason be held to be void, invalid, illegal or unenforceable in any respect, such voidance, invalidity, illegality or unenforceability shall not affect any other of the several provisions of this Agreement and this Agreement shall be construed as if such void, invalid, illegal or unenforceable provision had never been contained herein.  To the extent permissible under the applicable law, such provision, however, shall be substituted by an economically comparable provision.

7.06Specific Performance.  In the event of any breach of this Agreement, the Parties hereto hereby acknowledge and agree that the remedy at law would be inadequate, and, in such event, in addition to any other remedy provided herein or by law or in equity, the non-breaching Party shall be entitled to specific enforcement of the terms hereof, including, without limitation, appropriate injunctive relief in any court of competent jurisdiction, and that no bond or other security shall be required in connection therewith.

7.07Entire Agreement.  This Agreement embodies the entire understanding and agreement between the Parties hereto concerning the subject matter hereof, and supersedes all previous agreements and understandings, oral or written, between the Parties with respect to the subject matter hereof, including but not limited to any letters of intent, and shall be governed and construed under the laws of the State of California.

7.08Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. The Parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are for any reason whatsoever invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

7.09No Assignment. Neither of the Parties hereto shall be entitled to assign or otherwise transfer any of their rights or obligations hereunder, without the prior written consent of the other Party, which shall not be unreasonably withheld.

7.10Captions. The captions contained in this Agreement are intended only as a matter of convenience and in no way define, limit, extend or describe the scope or intent of the Agreement or any provisions contained herein.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives to be effective as of the day and year first above written.

QIANTU MOTOR (SUZHOU) LTD.		MULLEN TECHNOLOGIES, INC.

By:	/s/ Lu, Qun	By:	/s/ David Michery

Name:	Lu, Qun	Name:	David Michery

Title:	Chairman	Title:	CEO

QIANTU MOTOR USA, INC.

By:	/s/ Lu, Qun

Name:	Lu, Qun

Title:	President